Exhibit 99.1

BEACON ROOFING SUPPLY UPDATES BRANDING TO
BEACON BUILDING PRODUCTS

Change reflects full product range and
brings together 40 brands to help customers build more

HERNDON, VA.— (BUSINESS WIRE)—January 15, 2020—Beacon (Nasdaq: BECN) announced today that its 40 brands across the U.S. and Canada that sell exterior products will now be named Beacon Building Products. This new name reflects Beacon’s ability to supply customers with both a broad range of residential and commercial building products and a unique service offering across North America.

“Beacon is constantly evolving to help our customers be more efficient and grow their businesses by providing products, services and an e-commerce platform unmatched by our competitors,” said Beacon’s President and CEO, Julian Francis. “The new branding supports our commitment to improving the total customer experience by better identifying Beacon as a full-service supplier for building products. This is a very exciting change that is an important element in our growth strategy.”

The Beacon brand means customers benefit from the industry’s best e-commerce platform, a new OTC (On-Time and Complete) Delivery Network and a newly-designed website. “Beacon’s customers enjoy a partnership that supports their businesses at every stage, from sales to project management to job close-out. We are proud to be raising the Beacon flag in all our markets so that customers can recognize the quality products and services offered on-site and online,” commented Jamie Samide, Vice President of Marketing.

The new name and logo will be adopted at over 450 Beacon one-step exterior products branches. In addition, Beacon has invested in its omni-channel approach. A single website is serving customers more seamlessly by providing connectivity to its exclusive Beacon Pro+ e-commerce site and the Beacon 3D+ estimating platform. Beacon’s OTC (On-Time & Complete) Network has been further developed to support in-store and online customers with enhanced product availability, delivery tracking and notification. Beacon’s interior, insulation, weatherproofing and two-step branches will continue to operate under current brand names.

Experience the new brand at: www.becn.com

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly-traded distributor of residential and commercial building products in North America, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 110,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon Pro+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com

CONTACT:

Jennifer Lewis, VP Communications & CSR

jennifer.lewis@becn.com

571-752-1048